Exhibit 99.1

The Parent Company Reports Third Quarter 2021 Financial Results

Achieves Sequential Direct-to-Consumer Revenue Growth of 7.6%

Retail Store presence more than 3x, expanding statewide reach to Over 80% of California Population

Proceed with the Acquisition of Calma in West Hollywood and Jaydens Journey in Ceres and Announced

the Planned Acquisition of Coastal

Continues Shift to Higher Margin, Higher Quality DTC Revenue from Bulk Business

Launched one of the first Cannabis Company Apps on the Apple Store

Files Form 10 Registration with the United States Securities and Exchange Commission (“SEC”)

Troy Datcher Assumes the role of Chief Executive Officer

Conference Call to be Held Today, November 15th, 2021, at 5:00 p.m. ET

SAN JOSE, CA, November 15, 2021 – TPCO Holding Corp. (“The Parent Company” or the “Company”) ((NEO: GRAM.U) (OTCQX: GRAMF), today announced its financial results for the third quarter ended September 30, 2021 (“Q3 2021”). All amounts are expressed in U.S. dollars.

Q3 2021 Financial Highlights

•	Net sales for Q3 2021 were $39.7 million

•	Gross profit for Q3 2021 was $6.1 million, or 15% of net sales

•	Adjusted EBITDA loss for Q3 2021 was $16.2 million. Adjusted EBITDA removes the effects of changes in fair value of financial instruments, impairment charges and other non-cash items.

•	Cash and equivalents totaled $206.7 million as of September 30, 2021, $49.2 million cash used for acquisitions and capital investment since closing the Qualifying Transactions.

•	Records non-cash impairment loss of $570.3 million, a non-cash balance sheet adjustment which resulted from the assessment of its goodwill and other intangible assets

Management Commentary

“Over the last several quarters we have executed on our strategic initiative to drive growth in the higher quality, direct-to-consumer revenue we generate by expanding our coverage in the California market through our omnichannel platform,” said Troy Datcher, Chief Executive Officer of The Parent Company. “My focus since joining in September has been on accelerating the pace of our in-state expansion, increasing our operational efficiencies, and attracting talent to further strengthen our team. Our store presence has more than tripled since the beginning of 2021, now at over 80% coverage of the States adult population upon closing our signed acquisitions, we believe there is a significant opportunity for us to emerge as the preferred choice for Californian consumers looking to access high-quality cannabis products.”

Mr. Datcher added, “While our performance was impacted by the continued bulk wholesale flower and oil pricing declines that were seen across the California market, we expect that as we continue to expand the direct-to-consumer line of our business we will reduce our exposure to these pricing fluctuations. Additionally, we remain well positioned with our access to high-quality indoor grown cannabis, which continues to command a higher price point in the market.”

Mr. Datcher continued, “I am extremely proud that during the quarter we made our first investments from our Social Equity Ventures program, with Josephine and Billie’s recently opening their dispensary doors in Los Angeles and the Peakz brand performing well through both our in-store and online shopping options. I strongly believe that the cannabis industry represents a tremendous opportunity to elevate the economic prospects of so many individuals, especially people of color, who continue to be disproportionately targeted by current cannabis policies. I look forward to future investments in the program as we have a robust pipeline of additional opportunities that we are currently reviewing.”

Mr. Datcher concluded, “With one of the strongest balance sheets of any operator in the California market, a pipeline of potential partnerships, our state-wide distribution network, and robust branded products portfolio, we believe that we are well positioned for improved financial performance as well as generating long-term shareholder value.”

Q3 2021 Operational Highlights

•	Expanded California retail footprint through:

•	New delivery hub in San Diego via Caliva’s Direct-To-Consumer platform,

•	Acquisition of Calma in West Hollywood,

•	Acquisition of Jayden’s Journey in Ceres, and

•	Opening of the latest DELI by Caliva location in Hanford.

•	Launched Monogram #08 – First light strain for Monogram.

•	Improved value vape offering with launch of Fun Uncle Cruisers vapes with live resin, which ranked at #11 Vape Brand with #2 Vape SKU in September according to BDSA.

•	Launched a first-of-its-kind, cannabis mobile shopping app through Apple app store to improve cannabis accessibility.

•	Announced voluntary Board of Director and Executive Team lock-up agreements.

•	Appointed Troy Datcher as Chief Executive Officer, the first Black CEO to lead a major public U.S. cannabis organization.

•	Appointed Social Equity Fund advisory committee members.

•	Completed initial social equity investments into Josephine & Billie’s as well as the Peakz Company.

Subsequent Events

•

Further expanded the Company’s California retail footprint through definitive agreements to acquire Coastal Holding Company, LLC, a retail dispensary license holder and operator with six retail licensed locations, five currently operating, and two delivery depots. The acquisition of Coastal will increase the Company’s reach to over 80% of the State’s population, the second largest operating retail dispensary and delivery network in California.

•

The Company’s previously filed Form 10 registration statement with the United States Securities and Exchange Commission (“SEC”) became effective pursuant to the Securities Exchange Act of 1934, as amended, in advance of potentially being permitted to list the Company’s common shares and warrants on the New York Stock Exchange or the Nasdaq Stock Market upon regulatory advancement.

•	Appointed Kerry Arnold as Chief People Officer of the Company and Tiffany McBride as Managing Director of Social Equity Ventures.

Management Changes

The Company further announced today that John Figueiredo has stepped down from his position as President of SISU, although Mr. Figueiredo intends to stay with the Company for a transition period into the new year.

Mr. Datcher commented, “On behalf of the entire team, I’d like to thank John for his diligent work and greatly appreciate all his contributions throughout his tenure both at Sisu and The Parent Company.”

Non-Cash Impairment

In accordance with Accounting Standard Codification (ASC) Topic 350, the Company is required to assess its goodwill and other indefinite-lived intangible assets for impairment annually or in between tests if events or changes in circumstances indicate the carrying value of its assets may not be recovered. Further, under ASC 360, the Company is required to asset definite lived-intangible assets and long-lived assets whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.

Our third quarter of 2021 results include a non-cash goodwill and intangible asset impairment charge of $570,300,047 (September 30, 2020: $nil).

Based on the softening of the California cannabis market during the three months ended September 30, 2021, the Company determined that an impairment test was appropriate. As part of the impairment assessment, the Company’s future forecasts considered changes in cash flow estimates due to lower flower and oil prices realized during the third quarter of 2021. While the Company remains optimistic that cannabis legalization will occur, our expected future cash flows reflect the current tax and regulatory environment. The issues faced by the Company are not unique to our operations as the entire California cannabis market has been significantly impacted in the last quarter. The Company continues to focus on activities to create long term shareholder value with the signing of the Coastal and Calma transactions.

Furthermore, the Company would like to highlight that of the consideration paid for the Qualifying Transactions, $232,719,246 related to non-cash contingent consideration. This amount is potential additional consideration issuable, if and when, the stock price reaches certain thresholds. During the nine months ended September 30, 2021, the Company recorded a gain on contingent consideration of $220,997,087 which is reflected in the statement of operations.

The impairment charge is an adjustment that does not affect the Company’s cash position. There is no guarantee as to whether further impairment charges will or will not occur in the future. Please review the Company’s disclosure under the heading “Risk Factors” in the Company’s amended registration statement on Form 10 originally filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2021 and as subsequently amended as well as any updates to those risk factors included in Part II, Item 1A of the Company’s subsequent quarterly reports on Form 10-Q, including its Form 10-Q for the quarterly period ended September 30, 2021, which registration statement and reports are available on the SEC’s website at www.sec.gov and on SEDAR at www.sedar.com.

Q3 2021 Financial Results

Net sales in Q3 2021 were $39.7 million, representing a decrease of approximately 26.7% compared to the Q2 2021 revenue of approximately $54.2 million, which was driven by a decrease in bulk wholesale flower and bulk wholesale oil prices during the third quarter. Q3 2021 Direct to Consumer revenue grew 7.6% to $12.8 million compared to $11.9 million in Q2 2021. Primarily due to the decrease in whole flower pricing during Q3 2021, wholesale revenue was $26.9 million compared to $42.3 million for Q2 2021.

Gross profit in Q3 2021 was $6.1 million, representing gross margin of 15% in Q3 2021, and despite lower total sales, gross profit improved by $1.3 million from Q2 2021. The Company continues to focus on increasing direct-to-consumer sales as a percentage of overall revenue, to shift its sales to more higher margin product categories, which over time, is expected to drive gross profit improvements.

Operating expenses in Q3 2021 were $31.6 million, cash expenses included general and administrative costs of $9.9 million, salaries and benefits of $9 million, and sales and marketing expenses of $4.6 million. Non-cash expenses included stock-based compensation of $3.6 million and depreciation & amortization of $3.3 million.

Adjusted EBITDA loss for the third quarter 2021 was $16.2 million. The Adjusted EBITDA loss in Q3 2021 was primarily attributable to the ongoing operations of the Company’s core business.

Cash and cash equivalents totaled $206.7 million as of September 30, 2021. Since closing the Qualifying Transaction, the Company has invested $49.2 million in acquisitions and capital investments, $4.5 million to repurchase its own shares and $57.7 million or an average of $6.4 million of cash per month on operations as it integrates and scales its businesses.

The Company’s Q3 2021 consolidated financial statements, as well as its accompanying management discussion and analysis of financial condition and results of operations (“MD&A”) have been included in its Quarterly Report on Form 10-Q filed on EDGAR (www.sec.gov) as well as SEDAR (www.sedar.com). Please refer to The Parent Company’s MD&A for additional detail and discussion on the Company’s results from operations.

Conference Call

The Parent Company will host a conference call today, November 15, 2021, to discuss these results. Troy Datcher, Chief Executive Officer, Mike Batesole, Chief Financial Officer, and Dennis O’Malley, Chief Operating Officer and President of Caliva, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management’s prepared remarks.

DATE:	Monday, November 15th
TIME:	5:00 p.m. ET
WEBCAST:	Click Here
DIAL-IN NUMBER:	1-(800) 437-2398
CONFERENCE ID:	8862639
REPLAY:	1 (888) 203-1112 or 1 (647)-436-0148 Available until 12:00 midnight Eastern Time Monday, November 22, 2021. Replay Code: 8862639

Financial results and analyses are available on the Company’s website (ir.theparent.co), EDGAR (www.sec.gov) and SEDAR (www.sedar.com).

About The Parent Company:

Formed in January 2021, The Parent Company is a leading vertically integrated California cannabis company. The company’s three manufacturing facilities provide unparalleled access to high-quality cannabis, while its vast wholesale distribution network of more than 450 California dispensaries, a direct-to-consumer omnichannel platform, six consumer delivery hubs and eleven omni-channel retail locations, currently service approximately 80% of the largest legal cannabis market in the country. The Company’s curated product portfolio includes eight valuable and scalable brands, including Monogram by Shawn “JAY-Z” Carter, Caliva, Deli, Fun Uncle, and Mirayo, which set the tone for The Parent Company’s industry leadership in California and beyond.

In addition to its vast manufacturing infrastructure, consumer reach and cultural influence, The Parent Company is committed to using its resources and status to play a significant role in molding a more equitable cannabis industry. Its social equity ventures initiative, established by Chief Visionary Officer Shawn “JAY-Z” Carter, was created to break down the systematic barriers Black and other minority entrepreneurs face as they endeavor to secure meaningful participation, growth and leadership in the multibillion-dollar legal cannabis industry.

Shares of The Parent Company common stock are traded on NEO Exchange under the ticker symbol “GRAM.U” and on the OTCQX under the ticker symbol “GRAMF”.

For the latest news, activities, and media coverage, please visit www.theparent.co or connect with us on Instagram, LinkedIn, and Twitter. References to information on the Company’s websites and social media pages do not constitute incorporation by reference of the information contained at or available through such websites or social media pages, and you should not consider such information to be a part of this press release.

Forward Looking Statements

This press release may contain forward-looking information within the meaning of applicable securities legislation which reflects The Parent Company’s current expectations regarding future events. The words “will”, “expects”, “intends”, “believes” and similar expressions are often intended to identify forward looking information, although not all forward-looking information contains these identifying words.

Specific forward-looking information contained in this press release includes, but is not limited to, statements concerning (i) the Company’s future financial performance (ii) ability of The Parent Company to execute on its growth and consolidation strategy; (iii) expectations regarding future corporate development activities; (iv) expectation regarding U.S. listing and regulatory landscape; and (v) expansion of the Company’s direct-to-consumer line of its business. Forward-looking information is based on a number of assumptions and is subject to a number of risks and uncertainties, many of which are beyond The Parent Company’s control, which could cause actual results and events to differ materially from those that are disclosed in or implied by such forward looking information. Such risks and uncertainties include, but are not limited to: changes in general economic, business and political conditions, changes in applicable laws, the U.S. and Canadian regulatory landscapes and enforcement related to cannabis, changes in public opinion and perception of the cannabis industry, reliance on the expertise and judgment of senior management, as well as the factors discussed under the heading “Risk Factors” in The Parent Company’s amended registration statement on Form 10 originally filed with the SEC on August 9, 2021 and as subsequently amended as well as any updates to those risk factors included in Part II, Item 1A of the Company’s subsequent quarterly reports on Form 10-Q, including its Form 10-Q for the quarterly period ended September 30, 2021, which registration statement and reports are as well as any updates to those risk factors included in Part II, Item 1A of the Company’s subsequent quarterly reports on Form 10-Q, including its Form 10-Q for the quarterly period ended September 30, 2021 available on the SEC’s website at www.sec.gov and on SEDAR at www.sedar.com. The Parent Company undertakes no obligation to update such forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.

Non-GAAP Measures

This news release contains certain financial performance measures, including “EBITDA” and “Adjusted EBITDA,” that are not recognized under GAAP and do not have a standardized meaning prescribed by GAAP. As a result, these measures may not be comparable to similar measures presented by other companies. For a reconciliation of these measures to the most directly comparable financial information presented in the Financial Statements in accordance with GAAP, see the section entitled “Reconciliation of Non-GAAP Measures” of this MD&A.

EBITDA

We believe EBITDA is a useful measure to assess the performance of the Company as it provides more meaningful operating results by excluding the effects of expenses that are not reflective of our underlying business performance and other one-time or non-recurring expenses. We define EBITDA as net income (loss) before (i) depreciation and amortization; (ii) income taxes; and (iii) interest expense and debt amortization.

Adjusted EBITDA

We believe Adjusted EBITDA is a useful measure to assess the performance of the Company as it provides more meaningful operating results by excluding the effects of expenses that are not reflective of our underlying business performance and other one-time or non-recurring expenses. We define Adjusted EBITDA as EBITDA adjusted to exclude extraordinary items, non-recurring items and, other non-cash items, including, but not limited to (i) stock-based compensation expense, (ii) fair value change in contingent consideration and investments measured at FVTPL (iii) non-recurring legal and professional fees, human-resources, inventory and collections-related expenses, (iv) extra ordinary expenses related to COVID-19 (v) intangible and goodwill impairments and loss on disposal of assets, (vi) transaction costs related to merger and acquisition activities, and (vii) non-cash sales and marketing expenses.

Reconciliation of Non-GAAP Measures

	Three-months ended		Nine-months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net (income) loss and comprehensive (income) loss	$(561,350,050)	$(216,250)	$(536,464,297)	$1,449,621
Income tax	2,845,623	—	(8,018,073)	—
Depreciation and amortization	3,319,922	—	18,825,226	—
Interest expense and debt amortization	1,133,341	—	3,728,576	—

EBITDA	(554,051,164)	(216,250)	(521,928,568)	1,449,621

Adjustments:
Share based compensation expense	3,612,656	—	17,450,820	—
Other non-recurring items:
Fair value change of contingent consideration	(38,178,321)	—	(220,997,087)	—
Loss on disposal of assets	137,042	—	3,656,707	—
Change in fair value of investments at FVTPL	768,030	—	418,818	—
Impairment loss	570,300,047	—	645,199,154	—
Other taxes	—	—	2,243,441	—
De-SPAC costs	1,219,347	—	5,341,154	—
Restructuring costs	—	—	3,878,782	—
Sales and marketing expense	—	—	30,151,147	—

Adjusted EBITDA	$(16,192,363)	$(216,250)	$(34,585,632)	$1,449,621

Investor Contact:

Rob Kelly

MATTIO Communications

tpco@mattio.com

Media Contact:

Berk Communications

tpco@berkcommunications.com

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the U.S. Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute, or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable U.S. federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve The Parent Company of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against the Company. The enforcement of federal laws in the United States is a significant risk to the business of The Parent Company and any proceedings brought against the Company thereunder may adversely affect the Company’s operations and financial performance.